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INDEPENDENT AUDITOR'S CONSENT Deloite & Touche LLP


Best Buy Co., Inc.
Minneapolis, Minnesota

We consent to the incorporation by reference in the Registration Statement of Best Buy Co., Inc. on Form S-8 of our report dated April 13, 1994 on the financial statements for the years ended February 26, 1994 and February 27, 1993, appearing in the Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended February 25, 1995. Such report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the accounting method for income taxes during the year ended February 26, 1994.


/s/ Deloitte & Touche LLP
Minneapolis, MN
May 23, 1995